STOCK PURCHASE AGREEMENT

                                      AMONG

                                Q.E.P. CO., INC.

                                       AND

                                RCI HOLDINGS INC.





                                October 21, 1997



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
                                TABLE OF CONTENTS
1.       Definitions............................................................................1

2.       Purchase and Sale of Company Shares....................................................4
         (a)      Purchase Price................................................................4
         (b)      Application of the Purchase Price.............................................4

3.       Representations and Warranties Concerning the Transaction..............................5
         (a)      Representations and Warranties of the Seller..................................5
         (b)      Representations and Warranties of the Purchaser...............................6

4.       Representations and Warranties Concerning the Company and Its
         Subsidiaries...........................................................................7
         (a)      Organization, Qualification and Corporate Power...............................7
         (b)      Capitalization................................................................8
         (c)      Noncontravention..............................................................8
         (d)      Brokers' Fees.................................................................8
         (e)      Title to and Condition of Assets..............................................8
         (f)      Subsidiaries..................................................................8
         (g)      Financial Statements..........................................................9
         (h)      Events Subsequent to August 31, 1997..........................................9
         (i)      Absence of Undisclosed Liabilities...........................................10
         (j)      Legal Compliance.............................................................10
         (k)      Tax Matters..................................................................10
         (l)      Real Property................................................................12
         (m)      Intellectual Property........................................................12
         (n)      Inventory....................................................................14
         (o)      Contracts....................................................................14
         (p)      Notes and Accounts Receivable................................................15
         (q)      Powers of Attorney...........................................................15
         (r)      Insurance....................................................................15
         (s)      Litigation...................................................................16
         (t)      Products and Product Warranty................................................16
         (u)      List of Accounts.............................................................16
         (v)      Employees....................................................................16
         (w)      Employee Benefits............................................................17
         (x)      Guaranties...................................................................18
         (y)      Environment, Health and Safety...............................................18
         (z)      Customers and Suppliers; Supplies............................................18
         (aa)     Related Parties..............................................................18
         (bb)     Absence of Certain Business Practices........................................19

5.       Post-Closing Covenants................................................................19
         (a)      General......................................................................19
         (b)      Litigation Support...........................................................19

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         (c)      Transition...................................................................19
         (d)      Confidentiality..............................................................20
         (e)      Covenant Not to Compete......................................................20
         (f)      General Release..............................................................20
         (g)      Arbitration..................................................................21
         (h)      Carl Watson..................................................................21
         (i)      Right to Nominate Director...................................................22
         (j)      Tax Matters..................................................................22

6.       Indemnification and Related Matters...................................................23
         (a)      Indemnification..............................................................23
         (b)      Determination of Damages and Related Matters.................................23
         (c)      Time and Manner of Certain Claims............................................24
         (d)      Defense of Claims by Third Parties...........................................24

7.       Miscellaneous.........................................................................25
         (a)      Press Releases and Public Announcements......................................25
         (b)      No Third-Party Beneficiaries.................................................25
         (c)      Entire Agreement.............................................................25
         (d)      Succession and Assignment....................................................25
         (e)      Counterparts.................................................................25
         (f)      Headings.....................................................................25
         (g)      Notices......................................................................25
         (h)      Governing Law................................................................26
         (i)      Waiver and Amendment.........................................................26
         (j)      Severability.................................................................26
         (k)      Expenses.....................................................................26
         (l)      Construction.................................................................27
         (m)      Specific Performance.........................................................27
         (n)      Submission to Jurisdiction...................................................27
         (o)      Materiality..................................................................27

Exhibits

         A        Form of 8% Subordinated Debenture Due 2001
         B        Form of Common Stock Purchase Warrant
         C        Flow of Funds and Allocation of Warrants and Subordinated
                  Debentures

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

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT ("AGREEMENT") entered into as of October 21, 1997, by and among Q.E.P. Co., Inc., a Delaware corporation (the "PURCHASER"), and RCI Holdings Inc., a Delaware corporation (the "SELLER"). The Purchaser and the Seller are referred to collectively herein as the "PARTIES."

         The Seller owns all of the outstanding common stock of Roberts Consolidated Industries Inc., a Delaware corporation (the "COMPANY"). This Agreement contemplates a transaction in which the Purchaser will purchase from the Seller, and the Seller will sell to the Purchaser, all of the outstanding common stock of the Company on the terms set forth herein.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1.       DEFINITIONS.

         "ACCREDITED INVESTOR" has the meaning set forth in Regulation D promulgated under the Securities Act.

         "AFFILIATE" has the meaning set forth in Rule 12-2 of the regulations promulgated under the Securities Exchange Act.

         "AFFILIATED GROUP" means any affiliated group within the meaning of Code Section 1504.

         "CASH AMOUNT" means U.S. $12,350,000.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMPANY" has the meaning set forth in the preface above.

         "COMPANY SHARE" means any outstanding share of the Common Stock, par value $.01 per share, of the Company.

         "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of the Company and its Subsidiaries that is not already available to the public.

         "CONTROLLED GROUP OF CORPORATIONS" has the meaning set forth in Code
Section 1563.

         "DISCLOSURE SCHEDULE" has the meaning set forth in Section 4 below.

         "ESCROW AGENT" means the escrow agent appointed pursuant to the Escrow Agreement executed by Purchaser and Seller as of the date hereof with respect to the Fund (as such term is defined in the Escrow Agreement).

         "EMPLOYEE BENEFIT PLAN" means any plan or arrangement maintained by the Company and its subsidiaries or to which any of the Company and its subsidiaries contribute covering employees of the Company and its subsidiaries that is a (A) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (B) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multi employer Plan), or (D) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(2).

         "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(1).

         "ENCUMBRANCE" has the meaning set forth in Section 3(a)(vii) below.

         "ENVIRONMENTAL, HEALTH, AND SAFETY LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, and all other Laws of any Governmental Body concerning pollution or protection of the environment, public health and safety or employee health and safety.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "EXCESS LOSS ACCOUNT" has the meaning set forth in Treas. Reg. Section 1.1502-19.

         "FIDUCIARY" has the meaning set forth in ERISA Section 3(21).

         "FINANCIAL STATEMENT" has the meaning set forth in Section 4(g) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "GOVERNMENTAL BODY" means any multi-national body (including the European Union) with legal powers, any country, state, province, municipality, political subdivision of any of the foregoing or of any political subdivision thereof, or any court or other legal instrumentality of any of the foregoing.

         "IBJ" means IBJ Schroder Bank & Trust Company.

         "INDEBTEDNESS" means all indebtedness for borrowed money or for the deferred purchase price of property or services, including all accrued and unpaid interest thereon, for which the Company or any of its Subsidiaries is liable, contingently or otherwise, as obligor, guarantor or otherwise, and which would be required to be reflected on a balance sheet prepared in accordance with GAAP.

         "INTELLECTUAL PROPERTY" means (A) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (B) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (C) all copyrightable works, all copyrights, and all applications, registrations,

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

and renewals in connection therewith, (D) all mask works and all applications, registrations, and renewals in connection therewith, (E) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (F) all computer software (including data and related documentation), (G) all other proprietary rights, and (H) all copies and tangible embodiments thereof (in whatever form or medium).

         "LAW" means a rule of conduct promulgated or recognized by any Governmental Body as being legally binding on those subject thereto.

         "MATERIAL ADVERSE EFFECT" has the meaning set forth in Section 4(a) below.

         "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements.

         "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in Section 4(g) below.

         "MOST RECENT FISCAL MONTH END" has the meaning set forth in Section 4(g) below.

         "MOST RECENT FISCAL YEAR END" has the meaning set forth in Section 4(g) below.

         "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Section 3(37) or 4001(a)(3).

         "PARTY" has the meaning set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "PERMIT" means any license, permit, approval, consent, authorization, requirement, order, license application and license amendment application of or to a Governmental Body and all governmental or third party product registrations or approvals.

         "PERMITTED ENCUMBRANCE" means any (A) mechanic's, materialmen's, and similar liens (provided such liens are being diligently contested in good faith in an appropriate proceeding); (B) liens for Taxes not yet due and payable, (C) purchase money liens and liens securing rental payments under capital lease arrangements, and (D) encumbrances specified as such in the Disclosure Schedule or in the notes to any of the Financial Statements.

         "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "PROHIBITED TRANSACTION" has the meaning set forth in ERISA Section 406 and Code Section 4975.

         "PURCHASE PRICE" has the meaning set forth in Section 2(a) below.

         "PURCHASER" has the meaning set forth in the preface above.

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         "QEP COMMON STOCK" means the common stock, par value $.01 per share, of the Purchaser.

         "REPORTABLE EVENT" has the meaning set forth in ERISA Section 4043(6).

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "SELLER" has the meaning set forth in the preface above.

         "SUBORDINATED DEBENTURES" means an aggregate of $7,500,000 face amount of the Purchaser's 8% Subordinated Debentures due 2001 in the form of Exhibit A.

         "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "TAX" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "WARRANTS" means warrants to purchase an aggregate of 200,000 shares of QEP Common Stock at a price of $10.00 per share, as evidenced by Common Stock Purchase Warrants in the form of Exhibit B to this Agreement.

         2. PURCHASE AND SALE OF COMPANY SHARES. On and subject to the terms and conditions of this Agreement, the Purchaser is hereby purchasing from the Seller, and the Seller is hereby selling to the Purchaser, all of the Company Shares for the consideration specified below in this Section 2.

                  (A) PURCHASE PRICE. The Purchase Price for all of the Company Shares consists of the Cash Amount, the Subordinated Debentures and the Warrants (the "PURCHASE PRICE"), and is being paid by the Purchaser to the Seller herewith by (i) wire transfer of the Cash Amount in accordance with the provisions of Section 2(b) below; (ii) issuance and delivery by Purchaser of the Subordinated Debentures; and (iii) issuance and delivery by the Purchaser of the Warrants.

                  (B) APPLICATION OF THE PURCHASE PRICE. Simultaneously herewith, Purchaser is (i) paying to IBJ, at the direction of the Seller, such portion of the Cash Amount as shall be necessary to satisfy and pay in full all of the Company's indebtedness to IBJ; (ii) depositing Subordinated Debentures in an aggregate face amount of $500,000 with the Escrow Agent; (iii) paying the balance of the Cash Amount after the payment provided for in the preceding clause (i) to the Seller or to such other

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person(s) as Seller has designated in writing to Purchaser as provided in
Exhibit C; (iv) issuing and delivering the remaining Subordinated Debentures after the delivery provided for in the preceding clause (ii), registered to such persons and in such principal amounts as the Seller has instructed the Purchaser in writing in the form of Exhibit C; and (v) issuing and delivering the Warrants, registered to such persons and in such amounts as the Seller has instructed the Purchaser in writing in the form of Exhibit C.

                  (C) THE CLOSING. The closing of the transactions contemplated by this Agreement are taking place at the offices of Holland & Knight LLP, 195 Broadway, New York, New York, simultaneously with the execution and delivery of this Agreement.

         3.       REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

                  (A) REPRESENTATIONS AND WARRANTIES OF THE SELLER. Seller represents and warrants to the Purchaser that the statements contained in this
Section 3(a) are correct and complete as of the date of this Agreement.

                           (i) ORGANIZATION. The Seller is a corporation duly
organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                           (ii) AUTHORIZATION OF THE TRANSACTION. The Seller has
full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any Permit of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

                           (iii) NONCONTRAVENTION. Neither the execution and
delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any Law or restriction of any Governmental Body to which the Seller is subject or any provision of its charter or bylaws, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject.

                           (iv) BROKERS' FEES. The Seller has no liability to
pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Purchaser could become liable or obligated.

                           (v) INVESTMENT REPRESENTATIONS--SUBORDINATED
DEBENTURES. Seller repre sents that each of the Persons to whom the Subordinated Debentures are to be issued and delivered hereunder (A) understands that the Subordinated Debentures have not been, and will not be, registered under the Securities Act or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Subordinated Debentures solely for his or its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning the Purchaser and has

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had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Subordinated Debentures, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Subordinated Debentures, and (F) is an Accredited Investor.

                           (vi) INVESTMENT REPRESENTATIONS--WARRANTS. Seller
represents that each of the Persons to whom the Warrants are to be issued and delivered hereunder (A) understands that the Warrants and the underlying shares of QEP Common Stock have not been, and will not be, registered under the Securities Act or under any state securities laws (subject to the registration rights set forth in the Warrants), and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Warrants solely for his or its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning the Purchaser and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Warrants and the underlying QEP Common Stock, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Warrants and the underlying QEP Common Stock, and (F) is an Accredited Investor.

                           (vii) COMPANY SHARES. The Seller holds of record and
owns beneficially 20,428 Company Shares, free and clear of any security interest, encumbrance or other adverse claims ("ENCUMBRANCE") (other than any restrictions under the Securities Act and state securities laws), and is not a party to any option, warrant, purchase right or other contract or commitment that could require the Seller to sell, transfer or otherwise dispose of any Company Shares, or, except as provided in Section 3(a) of the Disclosure Schedule, any other capital stock of the Company (other than this Agreement). The Company Shares owned by Seller constitute all of the issued and outstanding shares of capital stock of the Company. Seller is not a party to, or otherwise bound by, any voting trust, proxy or other agreement or understanding with respect to the voting of the capital stock of the Company and its Subsidiaries.

                  (b) REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Seller that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement.

                           (i) ORGANIZATION. The Purchaser is a corporation duly
organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                           (ii) AUTHORIZATION OF TRANSACTION. The Purchaser has
full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms and conditions. The Purchaser need not give any notice to, make any filing with, or obtain any Permit of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

                           (iii) NONCONTRAVENTION. Neither the execution and the
delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any Law or restriction of any Governmental Body to which the Purchaser is subject or any provision of its charter or bylaws, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any

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notice under any agreement, contract, lease, license, instrument or other arrangement to which the Purchaser is a party or by which it is bound or to which any of its assets is subject.

                           (iv) BROKERS' FEES. The Purchaser has no liability to
pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

                           (v) INVESTMENT. The Purchaser (A) understands that
the Company Shares have not been, and will not be, registered under the Securities Act or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Company Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Company Shares, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Company Shares, and (F) is an Accredited Investor.

                           (vi) CURRENT PAYMENTS. As of the date of this
Agreement, the Purchaser is current, based on the existing terms of its accounts payable to the Company and any of its Subsidiaries, on all such accounts payable.

         4. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY AND ITS SUBSIDIARIES. The Seller represents and warrants to the Purchaser that the statements contained in this Section 4 and in the disclosure schedule delivered by the Seller to the Purchaser on the date hereof (the "DISCLOSURE SCHEDULE") are correct and complete as of the date of this Agreement.

                  (a) ORGANIZATION, QUALIFICATION AND CORPORATE POWER. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not materially and adversely affect the Company and its Subsidiaries taken as a whole ("MATERIAL ADVERSE EFFECT"). Each of the Company and its Subsidiaries has full corporate power and authority and all material governmental licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the directors and officers of each of the Company and its Subsidiaries. The Seller has made available to the Purchaser correct and complete copies of the charter and bylaws and has delivered minute books of each of the Company and its Subsidiaries (as amended to date), it being understood, however, that the minute books of Roberts Company Canada Ltd. are located at the main offices of Roberts Company Canada Ltd. and will not be present at Closing. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of the Company and its Subsidiaries are correct and complete. None of the Company and its Subsidiaries is in default under or in violation of any provision of its charter or bylaws.

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                  (b) CAPITALIZATION. The entire authorized capital stock of the
Company consists of 36,845 Company Shares, of which 20,428 Company Shares are issued and outstanding and no Company Shares are held in treasury. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to sell, transfer or otherwise dispose of any capital stock of any of its Subsidiaries or that could require the Company or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding, or to purchase or otherwise acquire, any of its capital stock, and there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company or any of its Subsidiaries.

                  (c) NONCONTRAVENTION. Except as set forth in Section 4(c) of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Law or restriction of any Governmental Body to which any of the Company and its Subsidiaries is subject or any provision of the charter or bylaws of any of the Company and its Subsidiaries, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which any of the Company and its Subsidiaries is a party or by which any of them is bound or to which any of its assets is subject, or result in the imposition of any Encumbrance on any of the assets of any of them. Except as set forth in Section 4(c) of the Disclosure Schedule, none of the Company and its Subsidiaries needs to give any notice to, make any filing with, or obtain any registration, qualification or Permit of or from any Governmental Body in order for the Parties to consummate the transactions contemplated by this Agreement.

                  (d) BROKERS' FEES. None of the Company and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                  (e) TITLE TO AND CONDITION OF ASSETS. The Company and its Subsidiaries own or have a valid contractual right to use the properties and assets currently used by them, free and clear of all Encumbrances except for Permitted Encumbrances, which properties and assets comprise all the assets necessary for the conduct of business of the Company and its Subsidiaries as presently conducted. The tangible assets owned and currently used by the Company and its Subsidiaries are generally in good operating condition and repair (subject to normal wear and tear).

                  (f) SUBSIDIARIES. Section 4(f) of the Disclosure Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid, and nonassessable. One of the Company and its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of the Company, free and clear of all Encumbrances (other than restrictions under the Securities Act and other applicable

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securities laws). None of the Company or any of its Subsidiaries controls, directly or indirectly, or has any direct or indirect equity participation in, any Person which is not a Subsidiary of the Company.

                  (g) FINANCIAL STATEMENTS. Attached as Section 4(g) of the Disclosure Schedule are the following financial statements (collectively, the "FINANCIAL STATEMENTS"): (i) audited consolidated balance sheets and consolidated statements of income, cash flow, and changes in stockholders' equity as of and for the fiscal years ended March 31, 1993, March 31, 1994, March 31, 1995, March 31, 1996, and March 31, 1997 (the "Most Recent Fiscal Year End") for the Company and its Subsidiaries; and (ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity and cash flow (the "MOST RECENT FINANCIAL STATEMENTS") as of and for the six months ended September 30, 1997 (the "MOST RECENT FISCAL MONTH END") for the Company and its Subsidiaries. Except as otherwise set forth in Section 4(g) of the Disclosure Schedule or in the information contained elsewhere in this Agreement or in the Disclosure Schedule, the Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company and its Subsidiaries as of such dates and the results of operations of the Company and its Subsidiaries for such periods and are consistent with the books and records of the Company and the Subsidiaries, which books and records are maintained in accordance with generally accepted accounting standards; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

                  (h) EVENTS SUBSEQUENT TO THE MOST RECENT FISCAL MONTH END. Since the Most Recent Fiscal Month End, there has not been any material adverse change in the business, financial condition, operations, results of operations of the Company and its Subsidiaries taken as a whole. Without limiting the generality of the foregoing, except as set forth in Section 4(h) of the Disclosure Schedule, since the Most Recent Fiscal Month End, none of the Company and its Subsidiaries has: (i) sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the ordinary course of business;
(ii) accelerated, terminated, modified or canceled any agreement or license (or series of related agreements and licenses), involving more than $25,000 to which any of the Company and its Subsidiaries is a party or by which any of them is bound, nor has any other party thereto taken any such action; (iii) granted any security interest in any of its assets, tangible or intangible; (iv) made any capital expenditure (or series of related capital expenditures) involving more than $25,000; (v) made any capital investment in, loan to, or acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) outside the ordinary course of business;
(vi) issued any note, bond or other debt security or created, incurred, assumed or guaranteed any Indebtedness or capitalized lease obligation either involving more than $10,000 singly or $25,000 in the aggregate; (vii) delayed or postponed the payment of accounts payable and other liabilities outside the Company's ordinary course of business; (viii) cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the ordinary course of business, or increased its reserve for bad debts or uncollectible accounts receivable; (ix) amended or authorized an amendment of any provision of its charter, bylaws or other constituent documents; (x) issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock; (xi) declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock; (xii) experienced any material damage, destruction or loss (whether or not covered by insurance) to its property; (xiii) made any loan to, or entered into any other transaction with, any of its directors, officers or employees outside the ordinary course of business; (xiv) entered into any employment contract or collective bargaining agreement, written or oral, which is not cancelable upon 30 days notice (or less), or modified the terms of any existing such contract or agreement;(xv) adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers and employees (or taken any such action with respect to any other Employee Benefit Plan except as required by law); (xvi) made any other change in employment terms for any of its directors, officers, and employees outside the ordinary course of business; (xvii) made or pledged to make any charitable or other capital contribution outside the ordinary course of business that would have a Material Adverse Effect; (xviii) repaid an aggregate principal amount of Indebtedness exceeding $50,000, other than payments of trade accounts payable, possible pay downs of the indebtedness to IBJ in respect of the working capital line of credit, and of principal then due under the terms of existing debt instruments otherwise than by reason of the acceleration of maturity of such principal amounts; (xix) ceased doing business with any customer, sales to which exceeded $100,000 during the fiscal year ended March 31, 1997; (xx) experienced any other material occurrence, event, incident, action, failure to act or transaction which would have a Material Adverse Effect; or (xxi) agreed or committed to any of the foregoing.

                  (i) ABSENCE OF UNDISCLOSED LIABILITIES. Neither the Company nor any of its Subsidiaries has any liability (and there is no valid basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to any liability), except for (i) liabilities and obligations covered by insurance; (ii) obligations to be performed after the date hereof pursuant to contracts, instruments or other documents; (iii) liabilities otherwise disclosed herein or on the Disclosure Schedule; (iv) liabilities not otherwise required to be disclosed herein due to limitations relating to knowledge, materiality or the amount of the liability itself; (v) liabilities set forth on the Most Recent Balance Sheet or in the notes to the Most Recent Financial Statements; and (vi) liabilities that have arisen after the Most Recent Fiscal Month End in the Company's ordinary course of business.

                  (j) LEGAL COMPLIANCE. Each of the Company, its Subsidiaries, and their respective predecessors has complied with all applicable Laws and the provisions of its charter and bylaws, except where non-compliance would not have a Material Adverse Effect, and has all material Permits necessary to carry on the businesses in which it is now engaged, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or, to the knowledge of the Seller and the directors and officers of the Company and its Subsidiaries, commenced against any of them alleging any failure so to comply. Section 4(j) of the Disclosure Schedule lists all material Permits required under applicable law or regulation for the operation of the businesses of the Company and its Subsidiaries as presently operated, all of which have been duly issued or obtained and are in full force and effect, and the Company and its Subsidiaries are in compliance with the material terms of all such Permits.

                  (k)      TAX MATTERS.

                           (i) Since August 10, 1994, each Affiliated Group of
which the Company and each of its Subsidiaries was a member (A) has filed all Tax Returns required to be filed, which, to the knowledge of the Seller and each current employee of the Company responsible for Tax matters, were correct and complete in all material respects, insofar as they relate to facts, events or circumstances arising or occurring after August 10, 1994, and (B) has paid all Taxes due and payable by any of them (whether or not shown on any Tax Return) prior to the date of this Agreement. Except as set forth in Section 4(k) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. Since August 10, 1994, neither the Seller nor the Company has received notice that any claim has been made by any authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is subject to taxation by that jurisdiction. There are no Encumbrances asserted in writing on any of the assets of the Company or any of its Subsidiaries that have arisen in connection with any failure (or alleged failure) to pay any Tax.

                           (ii) Each of the Company and its Subsidiaries has
withheld and paid all Taxes required to have been withheld and paid prior to the date of this Agreement in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                           (iii) To the knowledge of the Seller and each
employee of the Company responsible for Tax matters, without independent investigation, no authority will successfully assess any additional Taxes in respect of Taxes paid or Taxes that should have been paid or Tax Returns filed or Tax Returns that should have been filed prior to the date hereof for which the Company or any of its Subsidiaries will be liable for any period ended on or before the Most Recent Fiscal Month End. Except as set forth in Section 4(k) of the Disclosure Schedule, there is no dispute or claim concerning any Tax liability of any Affiliated Group for any taxable period during which the Company or any of its Subsidiaries was a member either (A) claimed or raised by any authority in writing or (B) as to which the Seller or any employee of the Company responsible for Tax matters has knowledge based upon personal contact with any agent of such authority. Section 4(k) of the Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to the Company or any of its Subsidiaries for all taxable periods ended on or after March 31, 1992, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. The Seller has made available for review by the Purchaser correct and complete copies of all federal income Tax Returns filed, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since March 31, 1992.

                           (iv) No Affiliated Group has waived any statute of
limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency for any taxable period during which any of the Company and its Subsidiaries was a member.

                           (v) None of the Company and its Subsidiaries has
filed a consent under Code Section 341(f) concerning collapsible corporations. None of the Company and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Code
Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code
Section 6662. Except as set forth in Section 4(k) of the Disclosure Schedule, none of the Company and its Subsidiaries (A) is a party to any Tax allocation or sharing agreement, (B) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or the Seller) or (C) has any liability for the

Taxes of any Person (other than any of the Company and its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

                           (vi) The amount of net operating losses reported by
the Company and its Subsidiaries on the Company's Tax Returns for the fiscal years ended March 31, 1994 through March 31, 1997 is not subject to Code Section 382 limits with respect to any ownership changes occurring after 1994 and prior to this date.

                  (l) REAL PROPERTY. Neither the Company nor any of its Subsidiaries owns any real property. Section 4(l) of the Disclosure Schedule includes a list and brief description of all real property leased or subleased to or by any of the Company and its Subsidiaries. The Seller has made available for review by the Purchaser correct and complete copies of the leases and subleases listed in Section 4(l) of the Disclosure Schedule (as amended to date) (the "LEASES"). With respect to each of the Leases, except as set forth in
Section 4(l) of the Disclosure Schedule, (i) the lease or sublease is the legal, valid and binding obligation of the parties, and is enforceable and in full force and effect, neither the Company nor the Seller has received any notice that any such lease or sublease will not continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (ii) neither the Company or any of its Subsidiaries nor, to the knowledge of the Seller and the Company, any other party to the lease or sublease is in breach or default thereunder, and to the knowledge of the Seller and the Company, no event has occurred which, with notice or lapse of time, would constitute a breach or default thereunder or permit termination, modification or acceleration thereunder; (iii) neither the Company or any of its Subsidiaries nor, to the knowledge of the Seller and the Company, any other party to the lease or sublease has repudiated any provision thereof; (iv) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease; (v) with respect to each sublease, the representations and warranties set forth in clauses (i) through (iv) above, to the knowledge of Seller and the Company, are true and correct with respect to the underlying lease; and (vi) to the knowledge of Seller and the Company without any independent investigation, the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

                  (m)      INTELLECTUAL PROPERTY.

                           (i) The Company and its Subsidiaries own or have a
valid and legally binding right to use all Intellectual Property necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted. Neither the Seller nor the Company has received notice that any item of Intellectual Property used by any of the Company and its Subsidiaries immediately prior hereto will not be available for use by the Company or the Subsidiary immediately subsequent hereto.

                           (ii) To the knowledge of the Seller and the directors
and officers (and employees with responsibility for Intellectual Property matters) of the Company and its Subsidiaries, except as set forth in Section 4(m) of the Disclosure Schedule, none of the Company and its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties which, in each such case, would have a Material Adverse Effect, and neither the Seller nor any of the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company and its Subsidiaries has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that any of the Company and its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). Except as set forth in Section 4(m)(ii) of the Disclosure Schedule, to the knowledge of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company and its Subsidiaries, no third party has materially interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any of the Company and its Subsidiaries.

                           (iii) Section 4(m)(iii) of the Disclosure Schedule
identifies each patent or registration which has been issued to any of the Company and its Subsidiaries with respect to any of its Intellectual Property and the jurisdiction of such issuance, identifies each pending patent application or application for registration which any of the Company and its Subsidiaries has made with respect to any of its Intellectual Property and the jurisdiction in which such application has been made, and identifies each license, agreement or other permission which any of the Company and its Subsidiaries has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has made available for review by the Purchaser correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (as amended to date) and has made available to the Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by any of the Company and its Subsidiaries in connection with any of its businesses. Other than as provided in Section 4(m)(iii) of the Disclosure Schedule, with respect to each item of Intellectual Property required to be identified in Section 4(m)(iii) of the Disclosure Schedule, (A) the Company and its Subsidiaries possess all right, title and interest in and to the item, free and clear of any Encumbrance other than a Permitted Encumbrance, license or other restriction;
(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company and its Subsidiaries, threatened which challenges the legality, validity, enforceability, use or ownership of the item; and (D) none of the Company and its Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

                           (iv) Section 4(m)(iv) of the Disclosure Schedule
identifies each item of Intellectual Property that any third party owns and that any of the Company and its Subsidiaries uses pursuant to license, sublicense, agreement or permission. The Seller has made available for review by the Purchaser correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date). With respect to each material item of Intellectual Property required to be identified in Section 4(m)(iv) of the Disclosure Schedule, (A) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect; (B) neither the Seller nor the Company has received any notice that the license, sublicense, agreement or permission will not continue to be legal, valid, binding, enforceable and in full force and effect following the date hereof; (C) neither Seller or the Company nor, to the knowledge of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the

Company and its Subsidiaries, any other party to the license, sublicense, agreement or permission, is in material breach or default thereunder and, to the knowledge of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company and its Subsidiaries, no event has occurred which with notice or the passage of time would constitute a material breach or default thereunder or permit the termination, modification, or acceleration thereof; (D) neither the Seller or the Company nor, to the knowledge of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters of the Company and its Subsidiaries) any other party to the license, sublicense, agreement or permission, has repudiated any material provision thereof; (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are, to the knowledge of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company and its Subsidiaries, true and correct with respect to the underlying license; and (F) to the knowledge of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company and its Subsidiaries, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or is threatened which challenges the legality, validity or enforceability of the underlying item of any material Intellectual Property.

                  (n) INVENTORY. The inventory of the Company and its Subsidiaries, all of which physically exists, is in the possession of the Company or one of its Subsidiaries or their respective agents. At the Most Recent Fiscal Month End, subject to Section 4(n) of the Disclosure Schedule, the inventory loss factor incorporated in the standard costs of the Company and the reserve for inventory write-down reflected in the Most Recent Fiscal Month End balance sheet and claims covered by insurance, to the knowledge of the Seller and the Company, the inventory existing as of the Most Recent Fiscal Month End was (i) merchantable and fit for the purposes for which they were procured or manufactured, and (ii) neither obsolete, nor damaged, nor defective nor slow-moving (i.e., expected to be sold after September 30, 1998).

                  (o) CONTRACTS. Section 4(o) of the Disclosure Schedule lists the following contracts and other agreements to which any of the Company and its Subsidiaries is a party: (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum; (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or involve consideration in excess of $25,000 per annum; (iii) any agreement concerning a partnership or joint venture; (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a security interest on any of its assets, tangible or intangible; (v) any agreement concerning confidentiality or noncompetition; (vi) any agreement with the Seller or any of its Affiliates (other than the Company and its Subsidiaries); (vii) any stock option, stock purchase, stock appreciation, severance or other plan or arrangement for the benefit of its current or former directors, officers and employees (other than an Employee Benefit Plan); (viii) any collective bargaining agreement; (ix) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis; (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers or employees outside the ordinary course of business; (xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect; or (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.

                  The Seller has made available for review by the Purchaser a correct and complete copy of each written agreement listed in Section 4(o) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(o) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is the legal, valid, binding and enforceable obligation of the parties thereto and is in full force and effect; (B) neither the Seller nor the Company has received notice that the agreement will not continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Company or its Subsidiaries nor, to the knowledge of the Seller and the Company, any other party is in material breach or default thereunder, and to the knowledge of the Seller and the Company, no event has occurred which with notice or lapse of time would constitute a material breach or default thereunder, or permit termination, modification or acceleration, under the agreement; and (D) neither the Company or its Subsidiaries nor, to the knowledge of the Seller and the Company, any other party has repudiated any material provision of the agreement.

                  (p) NOTES AND ACCOUNTS RECEIVABLE. At the Most Recent Fiscal Month End, subject to the reserve for bad debt reflected in the Most Recent Fiscal Month End balance sheet and Section 4(p) of the Disclosure Schedule, all notes and accounts receivable of the Company and its Subsidiaries were reflected properly on their books and records, were valid receivables subject only to historical levels of setoffs or counterclaims and were collectible prior to September 30, 1998 at their recorded amounts (it being understood that with respect to historical setoffs and counterclaims on such notes and accounts receivable, no reserves have been taken against such setoffs and counterclaims in the Financial Statements).

                  (q) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of any of the Company and its Subsidiaries.

                  (r) INSURANCE. Section 4(r) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) currently in force to which any of the Company and its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage: (i) the name, address, and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; (iii) the policy number and the period of coverage;
(iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and (v) a description of any retroactive premium adjustments or other loss-sharing arrangements. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable and in full force and effect; (B) neither the Seller nor the Company has received notice that the policy will not continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither any of the Company and its Subsidiaries nor to the knowledge of the Seller and the Company any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and to the knowledge of the Seller and the Company no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Each of the Company and its Subsidiaries has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

                  (s) LITIGATION. Section 4(s) of the Disclosure Schedule sets forth each instance in which any of the Company and its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (ii) is a party or, to the knowledge of the Seller and the directors and officers (and employees with responsibility for litigation matters) of the Company and its Subsidiaries, is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings and investigations set forth in Section 4(s) of the Disclosure Schedule is expected to have a Material Adverse Effect. None of the Seller and the directors and officers (and employees with responsibility for litigation matters) of the Company and its Subsidiaries has received any notice of any other action, suit, proceeding, hearing or investigation, pending or threatened, which could reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries, taken as a whole.

                  (t) PRODUCTS AND PRODUCT WARRANTY. To the knowledge of the Seller and the Company and subject to the reserve for product warranty and liability claims reflected in the Most Recent Fiscal Month End balance sheet and claims covered by insurance, each product manufactured, sold, leased or delivered by the Company or any of its Subsidiaries has been in substantial conformity with all applicable express and implied product warranties. Section 4(t) of the Disclosure Schedule includes (i) copies of the terms and conditions of outstanding warranties for products sold by the Company or any of its Subsidiaries after August 10, 1994 and (ii) a list that is true and correct in all material respects of written claims for breach of warranty or product liability made against the Company or any of its subsidiaries after August 10, 1994. Except as set forth on Section 4(t) of the Disclosure Schedule, neither the Seller nor the Company know of or have received notice of any valid basis for the recall, withdrawal or suspension of any product packaged, distributed or sold by the Company or any of its Subsidiaries or that would otherwise cause the Company or any of its Subsidiaries to recall, withdraw or suspend any such product from the market, where such recall, withdrawal or suspension would have a Material Adverse Effect.

                  (u) LIST OF ACCOUNTS. Section 4(u) of the Disclosure Schedule lists: (A) the name and address of each bank or other institution with which the Company or any of its Subsidiaries maintains an account (cash, securities or other) or safe deposit box; (B) the name and phone number of the contact person at such bank or institution; (C) the account number of the relevant account and a description of the type of account; and (D) the persons authorized to transact business in such accounts.

                  (v) EMPLOYEES. Section 4(v) of the Disclosure Schedule contains the names, job descriptions and salary rates and other compensation of all officers, non-exempt employees and consultants of the Company or its Subsidiaries and others providing material services to the Company or its Subsidiaries whose total annualized salary during the year ending December 31, 1996 exceeded $50,000, and a list of all material employee policies, employee manuals or other written statements of rules or policies as to working conditions, vacation and sick leave, a complete copy of each of which has been made available for review by the Purchaser. Except as set forth in Section 4(v) of the Disclosure Schedule; (i) none of the Company and its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes; (ii) none of the Company and its

Subsidiaries has committed any unfair labor practice; and (iii) none of the Seller and the directors and officers (and employees with responsibility for employment matters) of the Company and its Subsidiaries has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Company and its Subsidiaries.

                  (w) EMPLOYEE BENEFITS. Section 4(w) of the Disclosure Schedule lists each Employee Benefit Plan that any of the Company and its Subsidiaries maintains or to which any of the Company and its Subsidiaries contributes. Except as set forth on Section 4(w) of the Disclosure Schedule, each such Employee Benefit Plan (other than any Multiemployer Plan) complies in all material respects with the applicable requirements of ERISA, the Code and other applicable laws. The Seller has made available for review by the Purchaser correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan (other than any Multiemployer Plan).

         With respect to each such Employee Benefit Plan which is an Employee Pension Benefit Plan, (i) all contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan by the Company and its subsidiaries or accrued in accordance with the past custom and practice of the Company and its Subsidiaries; (ii) each such Employee Benefit Plan has received, a favorable determination letter from the Internal Revenue Service; and (iii) except as set forth on Section 4(w) of the Disclosure Schedule, the fair market value of assets at December 30, 1996 under each such Employee Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and non-vested "BENEFIT LIABILITIES", (as defined in ERISA Section 4001(a)(16) thereunder based on the actuarial assumptions used for funding purposes as set forth in the most recent actuarial report as of the most recent actuarial valuation date.

         With respect to each Employee Benefit Plan that any of the Company, its Subsidiaries and the Controlled Group of Corporations which includes the Company and its Subsidiaries maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute, (A) all premiums or other payments due from the Company or any of its Subsidiaries for all periods ending on or before the date hereof have been paid with respect to each such Plan, (B) no such Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC, and no proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the knowledge of the Seller and the directors and officers (and employees with responsibility for employee benefits matters) of the Company and its Subsidiaries, threatened; and (C) there have been no Prohibited Transactions with respect to any such Employee Benefit Plan, no Fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan, no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of the Seller and the directors and officers (and employees with responsibility for employee benefits matters) of the Company and its Subsidiaries, threatened, and none of the Seller and the directors and officers (and employees with responsibility for employee benefits matters) of the Company and its Subsidiaries has any knowledge of any basis for any such action, suit, proceeding, hearing or investigation.

         None of the Company, its Subsidiaries, and the other members of the Controlled Group of Corporations that includes the Company and its Subsidiaries contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan. Except as set forth on Section 4(w) of the Disclosure Schedule, none of the Company and its Subsidiaries maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Code Section 4980B).

                  (x) GUARANTIES. None of the Company and its Subsidiaries is a guarantor or otherwise is liable for any liability or obligation (including Indebtedness) of any other Person.

                  (y) ENVIRONMENT, HEALTH AND SAFETY. Except as set forth on
Schedule 4(y) of the Disclosure Schedule, each of the Company, its Subsidiaries, and, to the knowledge of the Seller, their respective predecessors has complied in all material respects with all applicable Environmental, Health and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against the Company and its Subsidiaries alleging any material failure so to comply.

                  (z) CUSTOMERS AND SUPPLIERS; SUPPLIES. Section 4(z) of the Disclosure Schedule contains a list of the ten largest customers of the Company (which term, for purposes of this Section 4(z), shall include the Company's Subsidiaries) and the ten largest suppliers of goods or services to the Company during the fiscal year ended March 31, 1997, and the period beginning on April 1, 1997, and ending on August 22, 1997, and with respect to each, the name and address, dollar volume involved and nature of the relationship (including with respect to the list of suppliers, the principal categories of products purchased). Except as set forth on Section 4(z) of the Disclosure Schedule, (A) the Company's relationships with such suppliers and customers are generally good commercial working relationships; (B) no such supplier or customer of the Company has cancelled or otherwise terminated, or threatened to cancel or terminate, its relationship with the Company; and (C) no supplier or customer has, during the past 12 months, decreased materially, or threatened to decrease or limit materially, any such supplier's provision of services, supplies or materials to the Company or any such customer's usage or purchase of services or products of the Company, as compared to the 12-month period ending on the date one year prior to the date hereof.

                  (aa) RELATED PARTIES. Except as set forth in Section 4(aa) of the Disclosure Schedule, neither Seller nor any current director or officer of, nor to the best of Seller's knowledge, any employee or consultant of, or other person providing services to, the Company (individually, a "RELATED PARTY", and collectively, the "RELATED PARTIES") or any Affiliate of Seller or any Related Party (A) owns, directly or indirectly, any interest in any competitor of the Company or its Subsidiaries, any supplier of goods or services to the Company or its Subsidiaries or any customer of the Company or its Subsidiaries; (B) owns, directly or indirectly, in whole or in part, any property, asset or right, real, personal or mixed, tangible or intangible (including, but not limited to, any of the Intellectual Property) which is utilized in the operation of the business of the Company or its Subsidiaries; nor (C) has an interest in or is, directly or indirectly, a party to any contract, agreement, lease or arrangement pertaining or relating to the Company.

                  (bb) ABSENCE OF CERTAIN BUSINESS PRACTICES. Except as set forth in Section 4(bb) of the Disclosure Schedule, none of Seller, any Related Party, any Affiliate of Seller or any Related Party, any agent of the Company (which term, for purposes of this Section 4(bb) shall include the Company's Subsidiaries), or any other Person acting on behalf of the Company or Seller, acting alone or together, has (A) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign) or other Person; or (B) directly or indirectly, given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign) or other Person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) which may subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

         5. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the date hereof.

                  (a) GENERAL. In case at any time after the closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 6 below). The Seller acknowledges and agrees that from and after the closing the Purchaser will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company and its Subsidiaries.

                  (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the date hereof involving the Company or its Subsidiaries, each of the other Parties will reasonably cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 6 below).

                  (c) TRANSITION. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of any of the Company and its Subsidiaries from maintaining the same business relationships with the Company and its Subsidiaries after the date hereof as it maintained with the Company and its Subsidiaries prior to the closing. Seller will refer all customer inquiries relating to the businesses of the Company and its Subsidiaries to the Purchaser from and after the closing.

                  (d) CONFIDENTIALITY. Seller shall hold in confidence and treat as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Purchaser or destroy, at the request and option of the Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. If the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller shall notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this
Section 5(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use its best efforts to obtain, at the reasonable request of the Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser shall designate. The foregoing provisions shall not apply to any Confidential Information which is available to the public immediately prior to the time of disclosure.

                  (e) COVENANT NOT TO COMPETE. For a period of five years from and after the date hereof, Seller will not engage, directly or indirectly, in any business that any of the Company and its Subsidiaries conducts as of the date hereof; provided, however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage in a business solely by reason of its ownership thereof. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. During the five year period following the date hereof, Seller shall not, directly or indirectly, recruit or otherwise solicit or induce any person (other than Carl Watson) who is an employee of, or otherwise engaged by, the Company, any of its Subsidiaries or any successor to the business of any of them to terminate his or her employment or other relationship with the Company or any subsidiary or successor thereof, and during the six-month period following the date hereof, Seller shall not, directly or indirectly, recruit or otherwise solicit or induce Doug Omer to terminate his employment with the Company, nor shall the Seller hire any officer who has left the employ of the Company, any of its Subsidiaries or any successor thereto during the preceding year.

                  (f) GENERAL RELEASE. As additional consideration for the sale of the Company Shares pursuant to this Agreement, Seller hereby unconditionally and irrevocably releases and forever discharges, effective as of the date hereof, the Company, each of its Subsidiaries and each of their respective officers, directors, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown, relating to the Company or its Subsidiaries which ever existed, now exist, or may hereafter exist, by reason of any tort, breach of contract, violation of law or other act or failure to act which shall have occurred at or prior to the date hereof, or in relation to any other liabilities of the Company or its Subsidiaries to the Seller. The Seller expressly intends that the foregoing release shall be effective regardless of whether the basis for any claim or right hereby released shall have been known to or anticipated by the Seller. Notwithstanding the foregoing, the rights of the Seller and its Affiliates to indemnification under the certificate of incorporation or bylaws of the Company or its Subsidiaries and any rights under any agreement among any of the Seller or its Affiliates (other than the Company and its Subsidiaries) on the date hereof.

                  (g) ARBITRATION. Except for claims, disputes and matters in controversy arising under Section 5(d) and 5(e) of this Agreement, after the closing any and all claims, disputes or matters in controversy arising under this Agreement which the Parties are unable to settle by mutual agreement shall be resolved by binding arbitration pursuant to the Commercial Arbitration Rules and the Guidelines for Expediting Larger Complex Commercial Arbitrations of the American Arbitration Association as in force at the time ("AAA").

                           (i) A Party which desires to submit a claim, dispute
or controversy to binding arbitration under this Agreement shall so notify the other Parties, and if after 30 days from the date of such notice the claim, dispute or controversy remains unsettled, any Party may petition the AAA for arbitration of the claim, dispute or controversy. Matters submitted to arbitration shall be resolved in accordance with the decision of a panel of three arbitrators selected by the AAA. The arbitrators shall be experienced in the resolution of commercial disputes arising in the context of negotiated acquisitions of businesses, and the place of arbitration shall be New York, New York.

                           (ii) The three arbitrators shall investigate the
facts and shall hold hearings at which the Parties to this Agreement may present evidence and arguments, be represented by counsel and conduct cross-examination. In determining any question, matter or dispute before them, the arbitrators shall apply the provisions of this Agreement and shall not have the power to add to, modify or change any of the provisions of this Agreement. The three arbitrators shall render a written decision upon the matter presented to them by a majority vote within 90 days after the date on which the hearings and presentation of evidence are concluded, unless a longer period is provided under the rules of the AAA. The decision rendered by the arbitrators shall be final and binding on, and unappealable by, the Parties. Judgment upon the decision rendered in such arbitration may be entered by any court having jurisdiction thereof. No party to an arbitration proceeding shall be considered in default hereunder during the pendency of arbitration proceedings relating to a disputed default. The arbitrators shall determine in what proportion the Parties shall bear the fees and expenses of the arbitrators, and each Party shall otherwise bear its own fees and expenses, including expenses of legal counsel and other advisors or consultants. It is the intention of the Parties that arbitration as described above be the sole and exclusive means available to them for the resolution of claims, disputes or matters in controversy arising under this Agreement, other than claims, disputes and matters arising under those provisions referred to in the first sentence of this Section 5(g). It shall be a complete defense to any action instituted by a Party with respect to a claim, dispute or matter in controversy under this Agreement that such claim, dispute or matter has not first been submitted to arbitration in accordance with the foregoing provisions.

                  (h) CARL WATSON. Seller shall be responsible for, and shall pay or reimburse the Company upon demand for, all severance costs and expenses for which the Company may be liable under existing severance policies and contracts for Carl Watson should Purchaser elect to cause the Company to terminate his employment; provided, however, that Purchaser shall pay the accrued but unused vacation time of Carl Watson. Seller hereby acknowledges that Carl Watson's termination is at the election of Purchaser in its sole discretion and that Seller has not advised Purchaser with respect to such decisions and Purchaser has not requested such advice. Seller shall have no responsibility for, and the Purchaser shall have no claim, cause of action or other right with respect to, any outcome or effect on or consequence to the Company or any of its Subsidiaries or any other result on any Person arising out of or in relation to, Carl Watson's termination or the termination of any other officer or employee of the Company or any of its Subsidiaries. The Purchaser hereby unconditionally and irrevocably releases and forever discharges, effective as of the date hereof, the Seller, Balfour Investors Incorporated and each of their respective officers, directors, affiliates and agents, and Harry Freund, Jay Goldsmith, Jay Bloom, Andrew Heyer and Dean Kehler from any and all rights, claims, demands and liabilities arising out of, in connection with or in relation to, any of the matters described in this Section 5(h).

                  (i) RIGHT TO NOMINATE DIRECTOR. So long as 50% or more of the original aggregate principal amount of the Subordinated Debentures is outstanding, Seller shall have the right to nominate one person of its choice for election as a director of Purchaser, such nominee to run for election on the management slate of nominees or whatever slate is being endorsed by Lewis Gould, and Lewis Gould shall undertake to vote all of the Company Shares held by him, his designees and affiliates in favor of the election of such nominee.

                  (j)      TAX MATTERS.

                           (i) RETURNS FOR PERIODS THROUGH THE DATE HEREOF.
Seller will include the income of the Company and its Subsidiaries (including any deferred income triggered into income by Reg. Section 1.1502-13 and Reg.
Section 1.1502-14) and any Excess Loss Accounts taken into income under Reg.
Section 1.1502-19) on the Seller's federal income Tax Returns for all periods through the date hereof and pay any federal income Taxes attributable to such income. The Company and its Subsidiaries will furnish Tax information to Seller for inclusion in a federal consolidated income Tax Return for the period which includes the date hereof in accordance with the Seller's past custom and practice. Seller will allow the Purchaser an opportunity to review and comment upon such Tax Returns (including any amended returns to the extent that they relate to the Company and its Subsidiaries. The income of the Company and its Subsidiaries will be apportioned to the period up to and including the date hereof and the period after the date hereof by closing the books of the Company and its Subsidiaries as of the end of the date hereof.

                           Seller shall be responsible, at its cost and expense,
for preparation and filing of all Tax Returns of the Company and its Subsidiaries which are due with respect to any period ending on or prior to the date hereof. Purchaser shall cause the Company to provide Seller and its employees and accountants with responsibility for tax matters access, upon reasonable notice and during normal business hours, to the books and records of the Company which may be necessary for the preparation of such tax returns, and Seller shall reimburse the Company for any costs incurred by the Company in providing such access (such as photocopying, office services and the like).

                           (ii) AUDITS. Seller will allow the Company and its
counsel to participate in any audits of Seller's consolidated federal income Tax Returns to the extent that such returns relate to the Company and its Subsidiaries.

                           (iii) CARRYBACKS. Seller will immediately pay to the
Purchaser any Tax refund (or reduction in Tax liability) resulting from a carry back of a post-acquisition Tax attribute of any of the

Company and its Subsidiaries into the Seller's consolidated Tax Return, when such refund or reduction is realized by the Seller group. Seller will cooperate with the Company and its Subsidiaries in obtaining such refunds (or reduction in Tax liability), including through the filing of amended Tax Returns or refund claims. The Purchaser agrees to indemnify Seller for any Taxes resulting from the disallowance of such post-acquisition Tax attribute on audit or otherwise.

                           (iv) RETENTION OF CARRYOVERS. Seller will not elect
to retain any net operating loss carryovers or capital loss carryovers of the Company and its Subsidiaries under Reg. Section 1.1502- 20(g).

                           (v) PRIOR OWNERSHIP CHANGES. Seller will file a
timely election under Prop. Reg. Section 1.1502-95(e) to apportion all of the Seller group's annual consolidated Section 382 limitation from any previous ownership change while any of the Company and its Subsidiaries was a member of the Seller group to the Company and its Subsidiaries.

         6.       INDEMNIFICATION AND RELATED MATTERS.

                  (a)      INDEMNIFICATION.

                           (i) Subject to the provisions of this Section 6, the
Seller shall indemnify and hold the Purchaser harmless from and against (A) losses, liabilities, damages and expenses (including reasonable attorneys' fees) resulting from any breach of warranty or agreement, or any misrepresentation, by the Seller under this Agreement (collectively "PURCHASER'S LOSSES"); and (B) except as otherwise specifically provided in this Agreement, all liabilities and obligations arising before or after the closing out of or with respect to the Seller or any of its Affiliates (other than the Company or its Subsidiaries).

                           (ii) The Seller agrees to indemnify the Purchaser
from and against the entirety of any losses, liabilities, damages and expenses the Purchaser may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of any of the Company and its Subsidiaries for Taxes of any Person other than any of the Company and its Subsidiaries (A) under Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, or (C) by contract.

                           (iii) Subject to the provisions of this Section 6,
the Purchaser shall indemnify and hold the Seller harmless from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees) resulting from any breach of warranty or agreement, or any misrepresentation, by the Purchaser under this Agreement.

                  (b)      DETERMINATION OF DAMAGES AND RELATED MATTERS.

                           (i) Except as specifically set forth in this
Agreement, neither Party has made or shall have liability for any representation or warranty, express or implied, in connection with the transactions contemplated by this Agreement, including any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or its Subsidiaries. The Parties agree that the remedies provided in this Section 6 are the exclusive remedies for breach of warranty and agreement, and misrepresentation, under this Agreement.

                           (ii) The Seller shall have no liability under this
Agreement for any Purchaser's Losses resulting from a breach of warranty or agreement, or misrepresentation contained in Section 4 hereof unless, and only to the extent that, the aggregate amount of Purchaser's Losses from all claims for breach of any warranty, agreement or misrepresentation under Section 4 hereof exceeds $50,000. The amount of Purchaser's Losses shall not include any amount for breach of any warranty or agreement, or misrepresentation contained in Sections 4(n), 4(p) or 4(t) unless, and only to the extent that, the aggregate amount of the losses, liabilities, damages and expenses from all claims for breach of any warranty, agreement or misrepresentation under Section 4(n), 4(p) and 4(t) hereof exceeds $150,000. In addition, the Seller shall have no liability for breach of warranty or agreement, or misrepresentation under
Section 4 hereof, except to the extent of the Fund (as defined in the escrow agreement dated the date hereof among the Purchaser, the Seller and IBJ (the "ESCROW AGREEMENT")) and then only in accordance with and pursuant to the Escrow Agreement.

                           (iii) In calculating any amounts payable under
Section 6(a), (A) the indemnifying Party shall receive credit for any insurance recoveries by the indemnified Party; and (B) no amount shall be included for the indemnified Party's special or consequential damages.

                  (c) TIME AND MANNER OF CERTAIN CLAIMS. The representations, warranties and agreements in this Agreement shall survive the closing. However, a Party shall have no liability under this Agreement for breach of warranty, agreement or misrepresentation, unless a claim therefor is asserted by the other Party in a written notice delivered prior to the date that is six months from the date hereof. Any notice of any such claim shall set forth the representations, warranties and agreements with respect to which the claim is made, the facts giving rise to and the alleged basis for the claim and the amount of liability asserted by reason of the claim.

                  (d) DEFENSE OF CLAIMS BY THIRD PARTIES.

                           (i) If any claim is made against a Party that, if
sustained, would give rise to a liability of the other Party under this Agreement, the Party against whom the claim is made shall promptly cause notice of the claim to be delivered to the other Party and, subject to Section 6(d)(ii) shall afford the other Party and its counsel, at the other Party's sole expense, the opportunity to control the defense and settlement of the claim. The failure to provide the notice referred to above shall not relieve the indemnifying party of liability under this Agreement, except to the extent the indemnifying Party has actually been prejudiced by such failure. If any claim is compromised or settled without the consent of the indemnifying Party, no liability shall be imposed upon the indemnifying party by reason of the claim.

                           (ii) Notwithstanding anything to the contrary in
6(d)(i), if the amount of liability of the Seller that is asserted by reason of all claims for breach of a representation, warranty or agreement contained in
Section 4 hereof exceeds the principal of, and accrued interest on, the Subordinated Debentures in the Fund (as defined in the Escrow Agreement) at any time by more than $50,000, the indemnified Party, at its sole expense, shall be entitled to assume the defense, compromise and settlement of such claims (excluding those claims that were asserted earliest and the aggregate liability of the Seller under which does not exceed the principal of, and accrued interest on, the Subordinated Debentures in the Fund at that time by more than $50,000). Should the Fund at any time or for any reason be depleted, the Purchaser shall have the right to assume the defense, compromise and settlement of any then pending claims for breach of a representation, agreement or warranty contained in Section 4 of the agreement.

         7.       MISCELLANEOUS.

                  (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement at any time relating to the subject matter of this Agreement without the prior written approval of the Purchaser and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

                  (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  (c) ENTIRE AGREEMENT. This Agreement and the exhibits and schedules hereto, including the Disclosure Schedule, all of which are incorporated by reference herein, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                  (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

                  (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed facsimile page shall be treated as the execution and delivery of an original.

                  (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (g) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing and shall be deemed duly given two business days after being sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Seller, to:              RCI Holdings Inc.
                                            c/o Balfour Investors Incorporated
                                            Rockefeller Center
                                            620 Fifth Avenue
                                            New York, New York 10020
                                            Attention:  Kenneth Grossman

         With a copy to:            Edward W. Kerson
                                    Proskauer Rose LLP
                                    1585 Broadway
                                    New York, New York 10036

         If to the Purchaser, to:   Q.E.P. Co., Inc.
                                    1081 Holland Drive
                                    Boca Raton, Florida 33487
                                    Attn:  President

         With a copy to:            Steven Sonberg
                                    Holland & Knight LLP
                                    One East Broward Boulevard
                                    Fort Lauderdale, Florida 33301

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                  (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

                  (i) WAIVER AND AMENDMENT. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the Party entitled to the benefit thereof. No waiver or extension shall be valid or effective unless evidenced by an instrument in writing executed by the appropriate Party. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Purchaser and the Seller. No waiver by any Party, whether intentional or not, of its rights under any provision of this Agreement shall constitute a waiver of such Party's rights under such provisions at any other time or a waiver of such Party's rights under any other provision of this Agreement. No failure by any Party to take any action against any breach of this Agreement or default by another Party shall constitute a waiver of the former Party's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other Party.

                  (j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

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                  (k) EXPENSES. Each of the Parties, the Company and its
Subsidiaries will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that none of the Company and its Subsidiaries has borne or will bear any of the Seller's costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

                  (l) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

                  (m) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

                  (n) SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state or federal court sitting in either Palm Beach County, Florida or New York, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 7(g) above. Nothing in this Section 7(n), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

                  (o) MATERIALITY. The specification or inclusion of any dollar amounts in any provision of this Agreement is not intended, and shall not be deemed, to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not "material," and shall have no bearing, in any dispute or controversy between the Parties, on whether or not an obligation, item or matter is or is not "material" for purposes of this Agreement.


                                    * * * * *

                                       27


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         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                                      Q.E.P. CO., INC.

                                      By: /s/ LEWIS GOULD
                                          ---------------------------------
                                               Lewis Gould, President

                                      RCI HOLDINGS INC.

                                      By: /s/ CARL C. WATSON
                                          ---------------------------------
                                               Carl C. Watson, President



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